Exhibit 3.51

CERTIFICATE OF LIMITED PARTNERSHIP

OF

COLUMBIA MEDICAL CENTER OF LEWISVILLE SUBSIDIARY, L.P.

Pursuant to Section 2 01 of the Texas Revised Limited Partnership Act (the “Act”), COLUMBIA MEDICAL CENTER OF LEWISVILLE SUBSIDIARY, L.P. (the “Partnership”), hereby submits for filing its Certificate of Limited Partnership. The Certificate of the Partnership shall be as follows.

1. The name of the Partnership is: COLUMBIA MEDICAL CENTER OF LEWISVILLE SUBSIDIARY, LP

2. The address of the registered office of the Partnership is 400 N St Paul Street, Dallas, Texas, 75201, and the name and address of the registered agent for service of process of the Partnership is Corporation Service Company, d/b/a CSC-Lawyers Incorporating Service Company 400 N St Paul Street, Dallas, Texas 75201

3. The address of the principal office in the United States where records are to be kept or made available under Section 1.07 of the Act is 13455 Noel Road, Twentieth Floor, Dallas, Texas 75240.

4. The name, mailing address, and street address of the business of the sole general partner of the Partnership is as follows

Name	Columbia North Texas Subsidiary GP, LLC

Mailing Address	13455 Noel Road, Twentieth Floor
Dallas, Texas 75240

IN WITNESS WHEREOF, the sole general partner of COLUMBIA MEDICAL CENTER OF LEWISVILLE SUBSIDIARY, LP has executed this Certificate of Limited Partnership as of February 27, 1997

GENERAL PARTNER:

COLUMBIA NORTH TEXAS SUBSIDIARY GP, LLC, a Texas limited liability company

By:
John M Franck II, Authorized Representative